Exhibit 10.4

AMENDMENT 2014-2
NORDSTROM 401(k) PLAN & PROFIT SHARING
(2008 Restatement)

The Nordstrom 401(k) Plan & Profit Sharing (the “Plan”) is hereby amended as follows, pursuant to Plan Section 15.2, to: (i) allow for use of multiple matching contribution formulas during a single Plan Year; and (ii) rename the Plan to better reflect the new employer contribution design, effective for Plan Years commencing on and after January 1, 2015:

1.    The first sentence of Section 1.1 (Name and Purpose of Plan) is deleted in its entirety and replaced with the following:

“From January 1, 2004 through December 31, 2014, this Plan has been known as the Nordstrom 401(k) Plan & Profit Sharing. Effective for Plan Years commencing on and after January 1, 2015, the Plan shall hereafter be known as the Nordstrom 401(k) Plan.”

2.    The Plan is hereby amended to replace the term “Nordstrom 401(k) Plan & Profit Sharing” with “Nordstrom 401(k) Plan” each and every other place that such term appears, including but not necessarily limited to Sections 2.20 (Plan), 16.3 (Review of Denied Claims), and 17.7 (Effective Date).

3.    Section 5.4-1 (Description of Matching Contributions) is deleted in its entirety and replaced with the following:

“Description of Matching Contributions. The Company may contribute to the Plan a discretionary Matching Contribution as determined by resolution of the Board. The resolution shall set forth the amount of the Employer Matching Contribution expressed as a fixed dollar amount or expressed as a specified percentage of the amount of each Participant's Elective Deferral Contributions for the Plan Year. Moreover, the resolution may provide for more than one Employer Matching Contribution formula to apply during the same Plan Year. Where more than one Matching Contribution formula is declared by the Board with respect to a given Plan Year, all amounts allocated to an individual Participant under all applicable Matching Contribution formulas during that Plan Year shall be referred to in the aggregate as Employer Matching Contributions. Further, the resolution may limit the amount of a Participant's Elective Deferral Contributions eligible for the Employer Matching Contribution, by limiting the Elective Deferral Contributions expressed as a fixed dollar amount or as a percentage of the Participant's Compensation. Only Elective Deferral Contributions that remain in the Plan through the Anniversary Date shall be eligible to be matched by Employer Matching Contributions. Catch-up Contributions are not eligible for Employer Matching Contributions under any circumstances.”

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IN WITNESS WHEREOF, pursuant to proper authority, this Amendment 2014-2 has been executed on behalf of the Company this ________ day of May, 2014.

NORDSTROM, INC.

By:
Delena M. Sunday
Title:    Executive Vice President, Human Resources